Exhibit 99.1

American States Water Company Announces Earnings for the First Quarter of 2013 and the CPUC’s Approval of GSWC’s Water Rate Case

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 10, 2013--American States Water Company (NYSE:AWR) today reported net income of $13.5 million, or basic and fully diluted earnings of $0.69 per share for the quarter ended March 31, 2013, as compared to net income of $10.1 million, or basic and fully diluted earnings of $0.53 per share for the quarter ended March 31, 2012, a 30.2% increase in diluted earnings per share.

On May 9, 2013, the California Public Utilities Commission (“CPUC”) issued a final decision on the water rate case at AWR’s subsidiary, Golden State Water Company (“GSWC”), approving new rates for 2013–2015 at all of the water service areas and the general office. The new rates are retroactive to January 1, 2013 and are expected to generate approximately $10 million, or 3.4%, in additional annual revenues in 2013 as compared to 2012 adopted revenues. The 2013 adopted water gross margin is projected to increase by approximately $14 million, or 6.6%, as compared to the 2012 adopted water gross margin. The new rates have been reflected in the results of operations for the first quarter of 2013 as discussed below. Among other things, the final decision also reduced the overall composite depreciation rates and approved the recovery of various memorandum accounts which tracked certain costs that were previously expensed as incurred.

Commenting on the final decision, Robert J. Sprowls, President and Chief Executive Officer, stated, “The CPUC’s approval of our water rate case will allow us to continue to serve our customers the best way possible, by investing in infrastructure critical to providing safe and reliable drinking water. As we have stated before, a fair and equitable regulatory process is good for customers and shareholders alike.”

First Quarter 2013 Results

The table below sets forth a comparison of the first quarter diluted earnings per share by business segment:

	Q1 2013	Q1 2012	Change
Water	$0.51	$0.28	$0.23
Electric	0.04	0.11	(0.07)
Contracted services	0.14	0.15	(0.01)
AWR (parent)	---	(0.01)	0.01
Consolidated diluted earnings	$0.69	$0.53	$0.16

Water

For the three months ended March 31, 2013, fully diluted earnings from the water segment increased by $0.23 per share to $0.51 per share, as compared to $0.28 per share for the three months ended March 31, 2012, due primarily to the final decision approved by the CPUC on May 9, 2013, as previously discussed. The new rates and final decision were retroactive to January 1, 2013 and increased pretax operating income for the three months ended March 31, 2013 by approximately $4.2 million, or $0.13 per share. Furthermore, we have recorded additional regulatory assets with a corresponding decrease in certain operating expenses of approximately $3.0 million, or $0.09 per share, reflecting the one-time recovery of certain previously incurred costs that had been expensed in prior periods. The pretax impact of the final decision to the three months ended March 31, 2013 is summarized as follows (in thousands, except per share amounts):

	Pretax Income	EPS
Increase in water gross margin due to rate changes	$2,928	$0.09
Decrease in depreciation due to lower composite rates*	1,244	0.04
One-time recovery of previously incurred costs**	3,057	0.09
Net pretax increase	$7,229	$0.22

*	$0.01 per share decreased administrative and general expenses
**	$0.01 per share impacted the water gross margin

Further impacting the comparability of the two periods in the water segment were the following items:

  An increase in the water gross margin of approximately $361,000, or $0.01 per share, due primarily to rate increases for certain pre-approved capital projects filed with the CPUC during 2012 and 2013.
  An increase in operating expenses (other than supply costs) of $674,000, or $0.02 per share, for the three months ended March 31, 2013, due primarily to increases in: (i) maintenance expense for planned maintenance work, and (ii) administrative and general expenses related to legal and other outside services costs. These increases were partially offset by a decrease in operation expenses resulting primarily from lower bad debt expense.
  An overall decrease in interest expense (net of interest income and other non-operating items) of $323,000, or $0.01 per share, due primarily to GSWC’s October 2012 redemption of $8.0 million of its 7.55% notes, and lower short-term bank loan balances during the first three months of 2013.
  A decrease in the effective income tax rate for the three months ended March 31, 2013 as compared to the same period in 2012, increasing earnings by $0.01 per share. The change in the tax rate is primarily due to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Electric

For the three months ended March 31, 2013, diluted earnings from electric operations decreased by $0.07 per share due, in large part, to CPUC approval in March 2012 for the recovery of legal and outside services costs previously expensed as incurred during the period September 1, 2007 through March 31, 2011 in connection with GSWC’s efforts to procure renewable energy resources. As a result, GSWC recorded a $1.2 million, or $0.04 per share, reduction in operating expenses in 2012, with no similar decrease during the three months ended March 31, 2013. Excluding the impact of this item, diluted earnings from electric operations decreased by $0.03 per share due primarily to a decrease in the electric gross margin, increases in maintenance costs and legal and outside services incurred in connection with the pending rate case, and a higher effective income tax rate.

GSWC’s electric division continues its efforts to comply with the renewable energy portfolio standards. In March 2013, GSWC filed an application with the CPUC to recover additional costs incurred from April 1, 2011 through December 31, 2012 totaling approximately $835,000, which have been expensed as incurred. In May 2013, the CPUC approved the recovery of these additional costs and accordingly, GSWC will record a regulatory asset and a corresponding decrease to legal and outside services costs during the second quarter of 2013.

Contracted Services

For the three months ended March 31, 2013, diluted earnings from contracted services remained relatively unchanged as compared to the prior year. There was an increase in renewal and replacement work at Fort Bliss in Texas and Fort Jackson in South Carolina under the terms of the respective 50-year contracts with the U.S. government which was offset by a decrease in construction activity at Fort Bragg in North Carolina.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended March 31, 2013 to be filed with the Securities and Exchange Commission.

First Quarter 2013 Earnings Release Conference Call - The Company will host a conference call today, May 10, 2013 at 10:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Friday, May 10, 2013 at 2:00 p.m. PT and will run through Friday, May 17, 2013. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 256,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to over 23,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954. On April 26, 2013, the Board of Directors approved a quarterly dividend of $0.355 per share on the Common Shares of the Company.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	March 31,	December 31,
(in thousands)	2013	2012
	(Unaudited)
Assets
Utility Plant-Net	$929,538	$917,791
Goodwill	1,116	1,116
Other Property and Investments	13,835	13,755
Current Assets	173,872	184,033
Regulatory and Other Assets	171,153	164,248
	$1,289,514	$1,280,943
Capitalization and Liabilities
Capitalization	$794,167	$787,042
Current Liabilities	89,844	93,697
Other Credits	405,503	400,204
	$1,289,514	$1,280,943

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2013	2012
	(Unaudited)
Operating Revenues:
Water	$69,233	$66,201
Electric	10,734	10,813
Contracted services	30,585	29,878
Total operating revenues	$110,552	$106,892

Operating Expenses:
Water purchased	$10,732	$9,552
Power purchased for pumping	1,639	1,556
Groundwater production assessment	3,187	3,323
Power purchased for resale	3,680	3,191
Supply cost balancing accounts	1,371	3,437
Other operation expenses	5,454	7,426
Administrative and general expenses	17,907	16,829
Maintenance	3,934	3,331
Depreciation and amortization	9,816	10,490
Property and other taxes	4,148	4,105
ASUS construction expenses	20,733	20,285
Net gain on sale of property	(12)	-
Total operating expenses	82,589	83,525

Operating income	$27,963	$23,367

Other Income and Expenses:
Interest expense	(5,778)	(6,070)
Interest income	187	215
Other, net	342	229
Total other income and expenses	(5,249)	(5,626)

Income Before Income Tax Expense	$22,714	$17,741
Income tax expense	9,249	7,626
Net Income	$13,465	$10,115

Weighted average shares outstanding	19,265	18,831
Basic earnings per common share	$0.69	$0.53

Weighted average diluted shares	19,311	18,973
Fully diluted earnings per common share	$0.69	$0.53

Dividends Declared Per Common Share	$0.355	$0.280

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707